Exhibit D4A

AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Mid Cap Value Fund

a series of

Touchstone Funds Group Trust

This AMENDMENT is made as of June 1, 2025 to the Investment Sub-Advisory Agreement dated March 1, 2022 (the “Agreement”), between Touchstone Advisors, Inc. (the “Advisor”) and Leeward Investments, LLC (the “Sub-Advisor”) relating to the Touchstone Mid Cap Value Fund, a series of the Touchstone Funds Group Trust (the “Fund”).

1.	Section 3(a) of the Agreement “Compensation of the Sub-Advisor” is hereby deleted in its entirety and replaced with the following:

“  a.  As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to [ ]% on the first $750 million of average daily net assets of the Fund, and [ ]% on average daily net assets of the Fund over $750 million; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 12(a) of this Agreement, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.”

2.	The Sub-Advisor’s address in section 14 of the Agreement is hereby deleted in its entirety and replaced with: 10 Winthrop Square, Suite 500, Boston, MA 02110.

3.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	LEEWARD INVESTMENTS, LLC

BY: /s/ E. Blake Moore Jr.	BY: /s/ Paul Fiore
E. Blake Moore, Jr.	Paul Fiore
Chief Executive Officer	COO

BY: /s/ Timothy D. Paulin
Timothy D. Paulin
Senior Vice President